Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                          GREAT AMERICAN MINERALS, INC.

         I, the undersigned, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under Chapter 78 of the Nevada Revised Statutes, adopt the following Articles of Incorporation for such corporation:

                                ARTICLE I. - NAME

         The name of this corporation is Great American Minerals, Inc.

                             ARTICLE II. - DURATION

         The period of its duration is perpetual.

                             ARTICLE III. - PURPOSES

         The purposes for which the corporation is formed are to transact any and all lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

                               ARTICLE IV. - STOCK

         1. The aggregate number of shares, which the corporation shall be authorized to issue, is Seventy Five Million (75,000,000) shares of the par value of one tenth of one cent ($.001) per share. All of the authorized shares shall be of one class, namely Common Shares.

         2. Fully paid stock of this corporation shall not be liable to any call and is non-assessable.

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         3. No holder of any of the shares of the corporation shall be entitled to pre-emptive rights, nor shall they be entitled as of right to subscribe for, purchase or otherwise acquire any shares of the corporation which the corporation may propose to issue.

                      ARTICLE V. - INITIAL OFFICE AND AGENT

         The name of the initial resident agent for the corporation and the street address in Nevada where process may be served is:

                                    CSC Services of Nevada, Inc.
                                    502 E. John Street
                                    Carson City, Nevada 89706

                             ARTICLE VI. - DIRECTORS

         The governing board shall be styled as directors. The number of directors constituting the initial Board of Directors of this corporation is two
(2). The names and addresses of the persons who are serving as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are as follows:

                        Name                             Address
                        ----                             -------

                  Donald J. McDowell           9051 S. 1075 West, Suite B-301
                                               West Jordan, UT   84088

                  Dennis J. McDowell           9864 S. Spruce Dale Drive
                                               South Jordan, UT  84095

         The number of directors may be changed from time to time by amendment of the Bylaws, but there shall be not less than one (1) director.

          ARTICLE VII. - ELIMINATION OF PERSONAL LIABILITY OF DIRECTORS

         1. The directors and officers of the corporation are not liable to the corporation or to its shareholders for monetary damages for any action taken or any failure to take any action as a director or officer, except liability for:

                  (a) the acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

                  (b) the payment of distributions in violation of NRS 78.300.

         2. If Chapter 78 of the Nevada Revised Statutes is hereafter amended to authorize corporation action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as so amended, without the necessity for shareholder action in respect thereof.

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         3. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

                         ARTICLE VIII. - INDEMNIFICATION

         1. The corporation shall indemnify its directors, officers, employees, fiduciaries and agents to the full extent permitted by Chapter 78 of the Nevada Revised Statutes or any successor statute.

         2. In particular, and not in derogation of the generality of the foregoing, except as provided in paragraph C of this Article, the corporation shall indemnify an individual made a party to a proceeding because he/she is or was a director, against liability incurred in the proceeding if:

                  (a)      his/her conduct was in good faith;

                  (b) he/she reasonably believed that his/her conduct was in, or not opposed to, the corporation's best interests; and

                  (c) in the case of any criminal proceeding, he/she had no reasonable cause to believe his conduct was unlawful.

         3. The corporation shall not indemnify a director under paragraph B of this Article

                  (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving acts in his/her official capacity, in which proceeding he/she was adjudged liable on the basis that he/she derived an improper personal benefit.

         4. Indemnification under paragraph B of this Article in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.

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              ARTICLE IX. - EXEMPTION FROM CONTROL SHARE PROVISION

         The provisions of NRS Sections 78.378 to 78.3793 regarding acquisitions of controlling interests shall not apply to this corporation.

         Dated: April 7, 2004.

                                            INCORPORATOR:


                                            ____________________________________
                                            Donald J. McDowell
                                            9051 S. 1075 West, Suite B-301
                                            West Jordan, UT  84095

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